Exhibit 10.60

[GENERAL MOLY LETTERHEAD]

August 17, 2010

Scott Roswell

14 Viking Drive

Englewood, Colorado 80114

Dear Scott,

Congratulations!  General Moly is pleased to offer you the position of Corporate Counsel and Vice President Human Resources.  This offer is conditioned on Board of Director approval at their September 16, 2010 meeting.  The basic terms of our offer follow.  your base salary will be $18,750.00 per month ($225,000 annually), paid semi-monthly.  In addition, you will be eligible for an annual bonus target of 50% of base pay based on the Board of Directors determination of your achievement of assigned objectives and company performance.

It is the Company’s intention to grant you 50,000 Restricted Share Units of General Moly Inc.’s Common Stock.  The Compensation Committee of the Board of Directors must approve this award.  The grant will be made following their approval.  These Restricted Share Units will vest equally, 1/3 each on the first, second and third anniversary of your hire date.  You must be an employee of the Company in order for the Restricted Share Units to vest.  The grant and exercise of these units will be in accordance with the Restricted Stock Unit Agreement and the Company’s 2006 Equity Incentive Plan.

In the event of a Change of Control of the company, you will receive two year (2) of base salary, 100% of your target bonus and vesting and acceleration of all equity grants subject to terms of a change in control agreement.

You are being granted three weeks of vacation per year, pro-rated the first year.  In accordance with current Company policy, vacation is accrued at the rate of ten (10) hours per month.  You are eligible to take vacation following 90 days of continuous employment.

Your total compensation includes an opportunity to participate in the General Moly 401k Plan, equity incentive compensation plan, and health and welfare benefit plans, subject to the terms of the applicable plans.

Our offer and your employment are contingent upon satisfactory completion of a background check and drug screen.  As part of your employment paperwork, federal law requires that we verity your eligibility for employment in the United States.  You will need to present your original social security card or valid passport.

Assuming you choose to accept our offer, we would like to set a tentative start date of September 16, 2010.

While we hope that you are with us for a long time, it is important that you understand that this is dependent upon both you and General Moly continuing to consider the employment relationship to be of mutual benefit.  Either you or General Moly may terminate the employment relationship at will at any time.

I look forward to working with you as a member of our General Moly team.  If you have any questions regarding this offer, please call me.

Very truly yours,

/s/ David Chaput

David Chaput
Chief Financial Officer

Accepted:	/s/ Scott Roswell	Date:	8-25-10